Rule 424(b)(3)
                                                                  No. 33-78790

                      CNL AMERICAN PROPERTIES FUND, INC.

      This Supplement is part of, and should be read in conjunction with, the Prospectus dated April 26, 1996 and the Prospectus Supplement dated October 18, 1996. This Supplement replaces the Supplements dated October 23, 1996, November 12, 1996 and November 26, 1996. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

      Information as to proposed properties for which the Company has received initial commitments and as to the number and types of Properties acquired by the Company is presented as of December 5, 1996, and all references to commitments or Property acquisitions should be read in that context. Proposed properties for which the Company receives initial commitments, as well as property acquisitions that occur after December 5, 1996, will be reported in a subsequent Supplement.

                                 THE OFFERING

      As of December 5, 1996, the Company had received aggregate subscription proceeds of $125,266,631 (12,526,663 Shares) from 6,782 stockholders, including $391,348 (39,135 Shares) issued pursuant to the Reinvestment Plan. As of December 5, 1996, net proceeds to the Company from its offering of shares after deduction of Selling Commissions, Marketing Support and Due Diligence Expense Reimbursement Fees and Organizational and Offering Expenses totalled $110,690,998. As of December 5, 1996, the Company had invested or committed for investment approximately $88,500,000 of such net proceeds in 89 Properties (including one Property through a joint venture arrangement which consists of land and building, seven Properties which consist of building only, 35 Properties which consist of land only and 46 Properties which consist of land and building), in providing mortgage financing to the tenants of the 35 Properties consisting of land only and to pay Acquisition Fees and Acquisition Expenses, leaving approximately $22,200,000 in offering proceeds available for investment in Properties and Mortgage Loans. As of December 5, 1996, the Company had incurred $5,636,998 in Acquisition Fees to the Advisor.

                              SUBSEQUENT OFFERING

      On November 1, 1996, the Company filed a registration statement with the Securities and Exchange Commission in connection with the proposed sale by the Company of up to 27,500,000 shares of common stock in a public offering (the "Subsequent Offering") expected to commence immediately following the termination of this offering. Of the 27,500,000 shares of common stock to be offered, 2,500,000 will be available only to stockholders purchasing through the Reinvestment Plan. Until such time, if any, as the stockholders approve an increase in the number of authorized shares of Common Stock of the Company, the subsequent offering will be limited to 4,800,000 shares. The Board of Directors expects to submit, for a vote of the stockholders at a meeting expected to be held in March of 1997, a resolution to increase the number of authorized shares of Common Stock of the Company from 20,000,000 to 75,000,000. The price per share and the other terms of the Subsequent Offering, including the percentage of gross proceeds payable to the Managing Dealer for selling commissions and expenses in connection with the offering, payable to the Advisor for Acquisition Fees and Acquisition Expenses and reimbursable to the Advisor for Organizational and Offering Expenses, will be the same as those for this offering. Net proceeds from the Subsequent Offering will be invested in additional Properties and Mortgage Loans. Management believes that the increase in the amount of assets of the Company that will result from the Subsequent Offering will also increase the diversification of the Company's assets and the likelihood of Listing, although there is no assurance that Listing will occur.

                             REDEMPTION OF SHARES

      The Company will not redeem any Shares during any period in which the Company is making a public offering.


December 10, 1996                              Prospectus Dated April 26, 1996




                                   BUSINESS

PROPERTY ACQUISITIONS

      Between October 4, 1996 and December 5, 1996, the Company acquired six Properties, including one Property consisting of building only, two Properties consisting of land only and three Properties consisting of land and building. The Properties are a Wendy's Property (in San Diego, California), two Golden Corral Properties (one in each of Lufkin, Texas, and Columbia, Tennessee), a Burger King Property (in Chattanooga, Tennessee) and two Pizza Hut Properties (one in each of Toledo and Bowling Green, Ohio). For information regarding the 83 Properties acquired by the Company prior to October 4, 1996, see the Prospectus dated April 26, 1996, and the Prospectus Supplement dated October 18, 1996.

      In connection with the purchase of the Wendy's Property in San Diego, California, which is building only, the Company, as lessor, entered into a long-term lease agreement with an unaffiliated lessee. The general terms of the lease agreement are described in the section of the Prospectus entitled "Business - Description of Property Leases." In connection with the purchase of this Property, which is to be constructed, the Company has entered into development and indemnification and put agreements with the lessee. The general terms of these agreements are described in the section of the Prospectus entitled "Business - Site Selection and Acquisition of Properties - Construction and Renovation." In connection with this acquisition, the Company has also entered into a tri-party agreement with the lessee and the landlord of the land. The tri-party agreement provides that the ground lessee is responsible for all obligations under the ground lease and provides certain rights to the Company relating to the maintenance of its interest in the building in the event of a default by the lessee under the terms of the ground lease.

      In connection with the purchase of the two Golden Corral Properties and the Burger King Property, the Company, as lessor entered into long-term lease agreements with unaffiliated lessees. The general terms of the lease agreements are described in the section of the Prospectus entitled "Business - Description of Property Leases." For the Properties that are to be constructed, the Company has entered into development and indemnification and put agreements with the lessees. The general terms of these agreements are described in the section of the Prospectus entitled "Business - Site Selection and Acquisition of Properties - Construction and Renovation."

      In connection with the acquisition of the Golden Corral Properties in Chattanooga and Columbia, Tennessee, the Company incurred
Development/Construction Management Fees of $100,000 and $37,850, respectively, to an Affiliate of the Company as Acquisition Fees. See the sections of the Prospectus entitled "Management Compensation" and "Business - Site Selection and Acquisition of Properties."

      In connection with the Two Pizza Hut Properties, which are land only, the Company acquired the land and is leasing these two parcels to the lessee, Castle Hill Holdings VII, L.L.C. ("Castle Hill"), pursuant to a master lease agreement (the "Master Lease Agreement"). Castle Hill has subleased the Two Pizza Hut Properties to one of its affiliates, Midland Food Services II, L.L.C., which is the operator of the restaurants. The general terms of the Master Lease Agreement are similar to those described in the section of the Prospectus entitled "Business - Description of Property Leases." If the lessee does not exercise its option to purchase the Properties upon termination of the Master Lease Agreement, the sublessee and lessee will surrender possession of the Properties to the Company, together with any improvements on such Properties. The lessee owns the buildings located on the Two Pizza Hut Properties. In connection with the acquisition of the Two Pizza Hut Properties, the Company provided mortgage financing of $484,000 to the lessee pursuant to a Mortgage Loan evidenced by a master mortgage note (the "Master Mortgage Note") which is collateralized by the building improvements on the Two Pizza Hut Properties. The Master Mortgage Note bears interest at a rate of 10.75% per annum and principal and interest are due in equal monthly installments over 20 years starting February 1, 1997. The Master Mortgage Note equals approximately 76 percent of the appraised value of the related buildings. Management believes that, due to the fact that the Company owns the underlying land relating to the Two Pizza Hut Properties and due to other underwriting criteria, the Company has sufficient collateral for the Master Mortgage Note.

      As of December 5, 1996, the Company had initial commitments to acquire ten properties, consisting of land and building. The acquisition of each of these properties is subject to the fulfillment of certain conditions, including, but not limited to, a satisfactory environmental survey and property appraisal. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these properties will be acquired by the Company. If acquired, the leases of all ten of these properties are expected to be entered into on substantially the same terms described in the section of the Prospectus entitled "Business -
 Description of Property Leases," except as described below.

      Set forth below are summarized terms expected to apply to the leases for each of the properties. More detailed information relating to a property and its related lease will be provided at such time, if any, as the property is acquired.



                              Lease Term and
Property                     Renewal Options         Minimum Annual Rent        Percentage Rent       Option to Purchase
--------                ------------------------   ----------------------    ---------------------   -------------------
Boston Market           15 years; five five-year   10.38% of Total Cost      for each lease year     at any time after
Atlanta, GA             renewal options            (1); increases by 10%     after the fifth lease   the fifth lease
Restaurant to be                                   after the fifth lease     year, (i) 5% of         year
constructed                                        year and after every      annual gross sales
                                                   five years thereafter     minus (ii) the
                                                   during the lease term     minimum annual rent
                                                                             for such lease year

Burger King             20 years; two five-year    11% of Total Cost (1)     for each lease year,    None
Chattanooga, TN (#2)    renewal options                                      (i) 8.5% of annual
Restaurant to be                                                             gross sales minus
renovated                                                                    (ii) the minimum
                                                                             annual rent for such
                                                                             lease year

Golden Corral           20 years; two five-year    11.25% of Total Cost      for each lease year,    at any time after
East Lake, OH           renewal options            (1); increases by 10%     (i) 5% of annual        the seventh lease
Restaurant to be                                   after the fifth lease     gross sales minus       year
constructed                                        year and after every      (ii) the minimum
                                                   five years thereafter     annual rent for such
                                                   during the lease term     lease year

Jack in the Box         18 years; four five-year   10.75% of Total Cost      for each lease year,    at any time after
Humble, TX              renewal options            (1); increases by 8%      (i) 5% of annual        the seventh lease
Restaurant to be                                   after the fifth lease     gross sales minus       year
constructed                                        year and by 10% after     (ii) the minimum
                                                   every five years          annual rent for such
                                                   thereafter during the     lease year
                                                   lease term

Shoney's                20 years; two five-year    11.75% of Total Cost      for each lease year,    at any time after
Fort Myers, FL          renewal options            (1); increases by 10%     (i) 6% of annual        the seventh lease
Restaurant to be                                   after the fifth lease     gross sales minus       year
constructed                                        year and after every      (ii) the minimum
                                                   five years thereafter     annual rent for such
                                                   during the lease term     lease year

Boston Market           15 years; five five-year   10.38% of Total Cost      for each lease year     at any time after
St. Joseph, MO          renewal options            (1); increases by 10%     after the fifth lease   the fifth lease
Restaurant to be                                   after the fifth lease     year, (i) 5% of         year
constructed                                        year and after every      annual gross sales
                                                   five years thereafter     minus (ii) the
                                                   during the lease term     minimum annual rent
                                                                             for such lease year

Golden Corral           15 years; four five-year   10.75% of Total Cost      for each lease year,    during the first
Moberly, MO             renewal options            (1)                       5% of the amount by     through seventh
Restaurant to be                                                             which annual gross      lease years and the
constructed                                                                  sales exceed a to be    tenth through
                                                                             determined breakpoint   fifteenth lease
                                                                                                     years only

Jack in the Box         18 years; four five-year   10.25% of Total Cost      for each lease year,    at any time after
Dallas, TX              renewal options            (1); increases by 8%      (i) 5% of annual        the seventh lease
Restaurant to be                                   after the fifth lease     gross sales minus       year
constructed                                        year and after every      (ii) the minimum
                                                   five years thereafter     annual rent for such
                                                   during the lease term     lease year

Jack in the Box         18 years; four five-year   10.25% of Total Cost      for each lease year,    at any time after
Murietta, CA            renewal options            (1); increases by 8%      (i) 5% of annual        the seventh lease
Restaurant to be                                   after the fifth lease     gross sales minus       year
constructed                                        year and after every      (ii) the minimum
                                                   five years thereafter     annual rent for such
                                                   during the lease term     lease year

Shoney's                20 years; two five-year    11% of Total Cost (1);    for each lease year,    at any time after
Indian Harbor, FL       renewal options            increases by 10% after    6% of the amount by     the seventh lease
Restaurant to be                                   the fifth lease year      which annual gross      year
renovated                                          and after every five      sales exceed
                                                   years thereafter          $1,500,000 but are
                                                   during the lease term     less than $1,750,000,
                                                                             plus 4% of the amount
                                                                             by which annual gross
                                                                             sales exceed
                                                                             $1,750,000


FOOTNOTES:

(1) The "Total Cost" is equal to the sum of (i) the purchase price of the property, (ii) closing costs, and (iii) actual development costs incurred under the development agreement.





      The following table sets forth the location of the six Properties, including one Property consisting of building only, two Properties consisting of land only and three Properties consisting of land and building, acquired by the Company, from October 4, 1996 through December 5, 1996, a description of the competition, and a summary of the principal terms of the acquisition and lease of the Property.


                                            PROPERTY ACQUISITIONS
                                From October 4, 1996 through December 5, 1996


                                                      Lease Expira-
Property Location and       Purchase        Date        tion and         Minimum                               Option
Competition                 Price (1)     Acquired   Renewal Options  Annual Rent (2)    Percentage Rent    To Purchase
---------------------     ------------    --------   ---------------  ---------------    ---------------    -----------
WENDY'S                   (3)             10/16/96   10/2011; three   13.39% of Total    for each lease     upon the
(the "San Diego                           (3)        five-year        Cost (4);          year, (i) 6% of    expiration of
Property")                                           renewal options  increases by 8%    annual gross       the initial
Restaurant to be                                                      after the fifth    sales times the    term of the
constructed                                                           lease year and     Building Overage   lease and
                                                                      after every five   Multiplier (5)     during any
The San Diego Property                                                years thereafter   minus (ii) the     renewal period
is located at the                                                     during the lease   minimum annual     thereafter
northeast corner of Gill                                              term               rent for such
Village Way and Rio San                                                                  lease year
Diego Drive, in San
Diego, San Diego County,
California, in an area
of mixed retail,
commercial, and
residential development.
Other fast-food and
family-style restaurants
located in proximity to
the San Diego Property
include a Burger King, a
Jack in the Box, and a
McDonald's.

GOLDEN CORRAL             $1,060,031      11/19/96   10/2011; four    10.75% of Total    for each lease     during the
(the "Lufkin Property")   (excluding                 five-year        Cost (4)           year, 5% of the    fist through
Restaurant to be          closing costs)             renewal options                     amount by which    seventh lease
constructed               (3)                                                            annual gross       years and the
                                                                                         sales exceed       tenth through
The Lufkin Property is                                                                   $2,543,062         fifteenth
located on the east side                                                                                    lease years
of South First Street                                                                                       only
and the west side of
Brentwood Drive in
Lufkin, Angelica County,
Texas, in an area of
mixed retail,
commercial, and
residential development.
Other fast-food and
family-style restaurants
located in proximity to
the Lufkin Property
include a Burger King, a
Whataburger, an Arby's,
a Long John Silver's, a
Sonic Drive-In, a
McDonald's, and several
local restaurants.

GOLDEN CORRAL             $1,306,876      12/03/96   12/2016; two     $147,024;          for each lease     at any time
(the "Columbia            (excluding                 five-year        increases by 12%   year, (i) 6% of    after the
Property")                closing costs)             renewal options  after the fifth    annual gross       seventh lease
Existing Restaurant                                                   lease year and     sales minus (ii)   year
                                                                      after every five   the minimum
The Columbia Property is                                              years thereafter   annual rent for
located on the southeast                                              during the lease   such lease year
corner of South James                                                 term
Campbell Boulevard and
Hillary Drive, in
Columbia, Maury County,
Tennessee, in an area of
mixed retail,
commercial, and
residential development.
Other fast-food and
family-style restaurants
located in proximity to
the Columbia Property
include an Applebee's, a
Checkers, a Krystal's, a
Ponderosa, a Ruby
Tuesday, a Sonic, a
Subway Sandwich Shop, a
Shoney's, an Arby's, a
Burger King, a Waffle
House, a New Orleans
Famous Fried Chicken,
and a Western Sizzling.

BURGER KING               $613,608        12/05/96   12/2016; two     11% of Total Cost  for each lease     None
(the "Chattanooga         (excluding                 five-year        (4)                year, (i) 8.5% of
Property")                closing and                renewal options                     annual gross
Restaurant to be          development                                                    sales minus (ii)
constructed               costs) (3)                                                     the minimum
                                                                                         annual rent for
The Chattanooga Property                                                                 such lease year
is located on the
southwest corner of
Amnicola Highway and
Riverport Road, in
Chattanooga, Hamilton
County, Tennessee, in an
area of mixed commercial
and manufacturing
development.  Other
fast-food and family-
style restaurants
located in proximity to
the Chattanooga Property
include a Bo Jangles.

TWO PIZZA HUT PROPERTIES  $316,000        12/05/96   12/2016; two     $34,760; increases None               at any time
- Land only - (6)(7)      (excluding                 ten-year         by 10% after the                      after the
located in                closing costs)             renewal options  fifth and tenth                       seventh lease
Toledo, Ohio (the                                                     lease years and                       year
"Toledo Property") and                                                12% after the
Bowling Green, Ohio (the                                              fifteenth lease
"Bowling Green                                                        year
Property")

The Toledo Property is
located on the northwest
corner of the
intersection of Broadway
Avenue and South Avenue,
in Toledo, Lucas County,
Ohio, in an area of
mixed retail,
commercial, and
residential development.
Other fast-food and
family-style restaurants
located in proximity to
the Toledo Property
include a Taco Bell, a
McDonald's, a Rally's, a
Subway Sandwich Shop,
and a local restaurant.

The Bowling Green
Property is located on
the southeast corner of
the intersection of East
Wooster Avenue and
Mercer Road in Bowling
Green, Wood County,
Ohio, in an area of
mixed retail,
commercial, and
residential development.
Other fast-food and
family-style restaurants
located in proximity to
the Bowling Green
Property include a Big
Boy, a McDonald's, a
Wendy's, a Taco Bell, a
Chi Chi's, a Burger
King, and a Little
Caesar's.


FOOTNOTES:

(1) The estimated federal income tax basis of the depreciable portion (the building portion) of each of the Properties acquired, and for construction Properties, once the buildings are constructed, is set forth below:

      Property             Federal Tax Basis
      --------             -----------------

      San Diego Property    $641,000
      Lufkin Property        977,000
      Columbia Property      879,500
      Chattanooga Property   706,200

(2) Minimum annual rent for each of the Properties became payable on the effective date of the lease, except as indicated below. For the San Diego Property, minimum annual rent will become due and payable on the earlier of (i) the date the certificate of occupancy for the restaurant is issued, (ii) the date the restaurant opens for business to the public, (iii) 120 days after execution of the lease or (iv) the date the tenant receives from the landlord its final funding of the construction costs. For the Lufkin Property, minimum annual rent will become due and payable on the earlier of (i) the date the certificate of occupancy for the restaurant is issued, (ii) the date the restaurant opens for business to the public or (iii) 180 days after execution of the lease. For the Chattanooga Property, minimum annual rent will become due and payable on the possession date, which is April 4, 1997 (the "Possession Date"). During the period commencing with the effective date of the lease to the date minimum annual rent becomes payable for the San Diego and Lufkin Properties, as described above, the tenant shall pay monthly "interim rent" equal to 10.25% and 10.75% per annum, respectively, of the amount funded by the Company in connection with the purchase and construction of the Properties.

(3) The Company accepted an assignment of an interest in the ground lease relating to the San Diego Property effective October 16, 1996, in consideration of its funding of certain preliminary development costs and its agreement to fund remaining development costs not in excess of the amount specified below. The development agreements for the San Diego, Lufkin and Chattanooga Properties, which are to be constructed, provide that construction must be completed no later than the dates set forth below. The maximum cost to the Company, (including the purchase price of the land (if applicable), development costs (if applicable), and closing and acquisition costs) is not expected to, but may, exceed the amount set forth below:

                                                         Estimated Final
      Property                Estimated Maximum Cost     Completion Date
      --------                ----------------------     ---------------

      San Diego Property           $  638,966            February 13, 1997
      Lufkin Property               1,454,545            May 18, 1997
      Chattanooga Property          1,181,818            April 4, 1997

(4) The "Total Cost" is equal to the sum of (i) the purchase price of the Property, (ii) closing costs, and (iii) actual development costs incurred under the development agreement.

(5)   The "Building Overage Multiplier" is calculated as follows:
            Building Overage Multiplier = (purchase price of the building)/(purchase price of the building + $685,714)

(6) The lease relating to this Property is a land lease only. The Company entered into a Mortgage Loan evidenced by a Master Mortgage Note for $484,000 collateralized by building improvements. The Master Mortgage Note bears interest at a rate of 10.75% per annum and principal and interest will be collected in equal monthly installments over 20 years beginning in February 1997.

(7) The Company entered into a Master Lease Agreement for the Toledo and Bowling Green Properties.




BORROWING AND SECURED EQUIPMENT LEASE

      Between October 4, 1996 and December 5, 1996, the Company obtained two advances totalling $629,578 under its $15,000,000 Loan. The proceeds of the advances were used to acquire Equipment for two restaurant properties in Hopkinsville, Kentucky (the "Hopkinsville Secured Equipment Lease") and Columbia, Tennessee (the "Columbia Secured Equipment Lease"), at a cost of $629,578, including Secured Equipment Lease Servicing Fees of $11,684 to the Advisor. The Hopkinsville Secured Equipment Lease is considered to be an interest only loan for the first two months and upon obtaining an additional advance prior to the third month (February 1997) will become a fully amortizing term loan repayable over six years. The Columbia Secured Equipment Lease is a fully amortizing term loan repayable over six years. The advances bear interest at a rate per annum equal to 215 basis points above the Reserve Adjusted LIBOR Rate (as defined in the Loan).

      The following table sets forth a summary of the principal terms of the acquisition and lease of the Equipment.


                                           SECURED EQUIPMENT LEASE
                                From October 4, 1996 through December 5, 1996


                                                                                                  Option
Description              Purchase Price (1)  Date Acquired   Lease Expiration  Annual Rent (2)  To Purchase
-----------              ------------------  -------------   ----------------  ---------------  -----------
EQUIPMENT FOR GOLDEN     $150,000                 (3)               (4)              (4)            (5)
CORRAL RESTAURANT IN     (excluding closing
HOPKINSVILLE, KENTUCKY   costs and Secured
(The "Hopkinsville       Equipment Lease
Secured Equipment        Servicing Fee)
Lease")

EQUIPMENT FOR GOLDEN     $466,573                 12/04/96         12/2003           $7,901          (5)
CORRAL RESTAURANT IN     (excluding closing
COLUMBIA,                costs and Secured
TENNESSEE                Equipment Lease
(The "Columbia Secured   Servicing Fee)
Equipment Lease")


FOOTNOTES:

(1) The Secured Equipment Lease is expected to be treated as a loan secured by personal property for federal income tax purposes.

(2) Rental payments due under the Secured Equipment Lease are payable monthly, commencing on the effective date of the lease.

(3) On November 20, 1996, the Company obtained an advance of $153,676 for partial funding of the Equipment for a restaurant property in Hopkinsville, Kentucky. The Company anticipates obtaining another advance of $261,916 to fund the balance of the acquisition price of the Equipment within three months of obtaining the initial advance of $153,676 described above.

(4) The temporary Secured Equipment Lease entered into on November 20, 1996, has a term of three months and requires the payment of monthly rent of $1,281. Upon funding the balance of the Equipment purchase price, which is expected to occur in the third month following the initial Equipment funding, the Company will enter into a final Secured Equipment Lease. The final Secured Equipment Lease is expected to have a term of approximately seven years and provide for the payment of rent (payable monthly) in an amount equal to the total purchase price of the Equipment plus interest at a rate of ten percent per annum.

(5) Lessee may purchase the Equipment prior to the expiration of the final Secured Equipment Lease, at the then present value of the remaining rental payments, discounted at a rate of ten percent per annum.


                   PRO FORMA ESTIMATE OF TAXABLE INCOME BEFORE DIVIDENDS PAID DEDUCTION OF
                                     CNL AMERICAN PROPERTIES FUND, INC.
                  GENERATED FROM THE OPERATIONS OF PROPERTIES ACQUIRED FROM OCTOBER 4, 1996
                                          THROUGH DECEMBER 5, 1996
                                      FOR A 12-MONTH PERIOD (UNAUDITED)


      The following schedule represents pro forma unaudited estimates of taxable income before dividends paid deduction of each Property acquired by the Company from October 4, 1996 through December 5, 1996, for the 12-month period commencing on the date of the inception of the respective lease on such Property.  The schedule should be read in light of the accompanying footnotes.

      These estimates do not purport to present actual or expected operations of the Company for any period in the future.  These estimates were prepared on the basis described in the accompanying notes which should be read in conjunction herewith.  No single lessee or group of affiliated lessees lease Properties or has borrowed funds from the Company with an aggregate purchase price in excess of 20% of the expected total net offering proceeds of the Company.



                                            Wendy's         Golden Corral     Golden Corral     Burger King
                                       San Diego, CA (5)    Lufkin, TX (5)    Columbia, TN    Chattanooga, TN
                                       -----------------    --------------    -------------   ---------------
Pro Forma Estimate of Taxable
  Income Before Dividends Paid
  Deduction:

Base Rent (1)                             $ 82,267            $148,984         $147,024         $127,536
Interest Income (2)                             -                   -                -                -
                                          --------            --------         --------         --------
    Total Revenues                          82,267             148,984          147,024          127,536
                                          --------            --------         --------         --------

Asset Management Fees (3)                   (3,649)             (8,191)          (7,765)          (6,933)
Mortgage Management Fee (4)                     -                   -                -                -
General and Administrative
  Expenses (5)                              (5,101)             (9,237)          (9,115)          (7,907)
                                          --------            --------         --------         --------
    Total Operating Expenses                (8,750)            (17,428)         (16,880)         (14,840)
                                          --------            --------         --------         --------

Estimated Cash Available from
  Operations                                73,517             131,556          130,144          112,696

Depreciation and Amortization
  Expense (6)                              (16,430)            (25,044)         (22,551)         (18,107)
                                          --------            --------         --------         --------

Pro Forma Estimate of Taxable
  Income Before Dividends Paid
  Deduction of the Company                $ 57,087            $106,512         $107,593         $ 94,589
                                          ========            ========         ========         ========

                                                See Footnotes


                                    Two Pizza Hut
                                     Properties           Total
                                    -------------       --------
Pro Forma Estimate of Taxable
  Income Before Dividends Paid
  Deduction:

Base Rent (1)                          $ 34,760         $540,571
Interest Income (2)                      51,678           51,678
                                       --------         --------
    Total Revenues                       86,438          592,249
                                       --------         --------

Asset Management Fees (3)                (1,896)         (28,434)
Mortgage Management Fee (4)              (2,904)          (2,904)
General and Administrative
  Expenses (5)                           (5,359)         (36,719)
                                       --------         --------
    Total Operating Expenses            (10,159)         (68,057)
                                       --------         --------

Estimated Cash Available from
  Operations                             76,279          524,192

Depreciation and Amortization
  Expense (6)                            (1,307)         (83,439)
                                       --------         --------

Pro Forma Estimate of Taxable
  Income Before Dividends Paid
  Deduction of the Company             $ 74,972         $440,753
                                       ========         ========


FOOTNOTES:

(1) Base rent does not include percentage rents which become due if specified levels of gross receipts are achieved.

(2) The Company entered into a Master Mortgage Note agreement for $484,000, collateralized by building improvements located on the Two Pizza Hut Properties. The Master Mortgage Note bears interest at a rate of 10.75% per annum and principal and interest will be collected in equal monthly installments over 20 years beginning in February 1997. Amount does not include $2,420 of loan commitment fees and $2,420 in loan origination fees collected by the Company at closing from the borrower.

(3) The Properties will be managed pursuant to an advisory agreement between the Company and CNL Fund Advisors, Inc. (the "Advisor"), pursuant to which the Advisor will receive monthly asset management fees in an amount equal to one-twelfth of .60% of the Company's Real Estate Asset Value as of the end of the preceding month as defined in such agreement. See "Management Compensation."

(4) For managing the Mortgage Loans, the Advisor will be entitled to receive a monthly mortgage management fee of one-twelfth of .60% of the total principal amount of the Mortgage Loans as of the end of the preceding month. See "Management Compensation."

(5) Estimated at 6.2% of gross rental income and interest income based on the previous experience of Affiliates of the Advisor with 17 public limited partnerships which own properties similar to those owned by the Company. Amount does not include soliciting dealer servicing fee due to the fact that such fee will not be incurred until December 31 of the year following the year in which the offering terminates.

(6) The estimated federal tax basis of the depreciable portion (the building portion) of the Properties has been depreciated on the straight-line method over 39 years. In connection with the Two Pizza Hut Properties, acquisition fees allocated to the Master Mortgage Note have been amortized on a straight-line basis over the life of the agreement (20 years).

(7) The development agreements for the Properties which are to be constructed, provide that construction must be completed no later than the date set forth below:

      Property                      Estimated Final Completion Date
      --------                      -------------------------------

      San Diego Property            February 13, 1997
      Lufkin Property               May 18, 1997
      Chattanooga Property          April 4, 1997